EXHIBIT 99.1

SUPERTEX, INC.                                          PRESS RELEASE

FOR IMMEDIATE RELEASE           Contact:      Dr. Henry C. Pao
July 14, 2003                                 President & CEO
                                              Tel:    408-222-8888
                                              Fax:    408-222-4800
                                              Email:  investors@supertex.com

                   SUPERTEX REPORTS FIRST FISCAL QUARTER RESULTS

Sunnyvale, CA (July 14, 2003) - Supertex, Inc. (NASDAQ: SUPX) reported that for the first fiscal quarter ended June 28, 2003, net sales decreased 6% from $13,277,000 to $12,479,000 compared to the same quarter of the prior year, and decreased 14% from the prior quarter of $14,530,000. Net income increased 124% to $776,000 or $0.06 per share from $347,000 or $0.03 per share on a diluted basis from the year ago quarter, but decreased 29% from $1,098,000 or $0.09 per share on a diluted basis in the prior quarter.

Dr. Henry C. Pao, President & CEO, commented, "We did not make our sales plan for the quarter due to several unexpected situations. Two major cellular phone product customers experienced reduced sales of their handset products and therefore they purchased less of our product than forecast, which they attributed in part to severe acute respiratory syndrome (SARS).
We do not expect their business to pick up for the near future and therefore expect their demand for our products to continue at its reduced level. In addition, our largest medical product customer moved its third party assembly offshore, resulting in a hiatus in its demand for our components due to qualification requirements on initial builds. We expect sales to this customer to resume this summer to the previous run rates. Lastly, the needed financing of a large consumer imaging product customer was delayed until the end of the quarter, which caused the customer to purchase less of our products in the quarter. We expect shipments to resume to this customer at the former rates in the coming months as well. Our inventory increased $803,000, primarily because some of the anticipated turns business did not materialize. Despite our sales shortfall, gross margin remained at 42% compared to the prior quarter, and improved from 33% year-over-year despite the low production capacity utilization. Cash, cash equivalents and short-term investments increased by $3.1 million during the quarter. Although design-wins of our new products have continued at a good rate, our ability to forecast the actual demand for our products has been hampered by the weak general economy. As we expect a large portion of our business to remain turns business for the second fiscal quarter, it is difficult to forecast any significant improvement in our revenues at this time. As a result, although we expect our revenue for the second fiscal quarter to be in the range of our revenue for the last several quarters, we still believe that our second fiscal half will show sequential growth. This optimism is based on customer projections especially for our newer products as our design-win activities have been strong.

Forward Looking Statements

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They include our expectations as to our revenues in the next quarter and the second half of this fiscal year and our sales to various particular customers during the near term and our expectation that a large portion of our business will continue to be turns business. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether customers implement our products in their new products, whether demand materializes for our customers' new products and continues for their current products, whether we timely release into production our planned new products and the demand for such newly-released products, whether there is any price erosion and whether competitors attempt to second source our products, and whether our customers continue to have difficulty forecasting demand for their products as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. These forward-looking statements are based on our goals and objectives and our assumptions about, and assessment of, the future and may or may not prove true. They speak only as to the date of this release, and we undertake no obligation to publicly release updates or revisions to these statements.

Conference Call Details
We will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 14, 2003, following this earnings release. President and CEO, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the first fiscal quarter results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 800-223-9488 (domestic) or 785-832-1508 (toll, international) at least 5 minutes before the scheduled start time, and ask to be connected to the Supertex Quarterly Earnings Release Call. A recorded replay will be available until 11:59 p.m., July 28, 2003 by dialing 800-283-8486 (domestic) or 402-220-0869 (toll, international).

The conference call is also available live via the Internet by logging on to the following URL:
http://www.firstcallevents.com/service/ajwz384621622gf12.html.

If you are unable to participate during the live web-cast, the call will be archived at www.supertex.com.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Dr. Henry C. Pao at Supertex, Incorporated, 1235 Bordeaux Drive, Sunnyvale, California 94089, (408) 222-8888 or visit our Website at http://www.supertex.com



                               SUPERTEX, INC.
                CONSOLIDATED INCOME STATEMENT INFORMATION
                                (unaudited)


                                             Three-months Ended
                                                 June 30,
                                   (in thousands, except per share amounts)
                                           2003                  2002
                                           ----                  ----
Net sales                             $  12,479             $  13,277
Cost of sales                             7,289                 8,849
                                      ---------             ---------
   Gross profit                           5,190                 4,428
Research and development                  2,230                 2,318
Selling, general and administrative       2,390                 1,835
                                      ---------             ---------
   Income from operations                   570                   275
Interest and other income, net              554                   251
                                      ---------             ---------
   Income before income taxes             1,124                   526
Provision for income taxes                  348                   179
                                      ---------             ---------
   Net income                         $     776             $     347
                                      ---------             ---------
Net income per share
   Basic                              $    0.06             $    0.03
                                      ---------             ---------
   Diluted                            $    0.06             $    0.03
                                      ---------             ---------
Shares used in per share computation
   Basic                                 12,686                12,575
                                      ---------             ---------
   Diluted                               12,907                12,935
                                      ---------             ---------



                                SUPERTEX, INC.
                     CONSOLIDATED BALANCE SHEET INFORMATION
                                (unaudited)

                                               June 30, 2003   March 31, 2003
                                                     (in thousands)

ASSETS

Cash and cash equivalents                         $   58,695      $   60,931
Short term investments                                 9,314           3,945
Accounts receivable, net                               6,981          10,134
Inventories, net                                      15,385          14,582
Deferred income taxes                                  4,030           4,030
Other current assets                                     474             575
                                                   ---------       ---------
  Total current assets                                94,879          94,197
Property, plant and equipment                         11,565          12,104
Long term investments                                     97              97
Deferred income taxes                                  2,273           2,273
                                                   ---------       ---------
TOTAL ASSETS                                      $  108,814      $  108,671

LIABILITIES

Trade accounts payable and accrued liabilities    $    2,598      $    3,572
Accrued salaries, wages and employee benefits          6,522           6,784
Other accrued liabilities                                412             485
Deferred revenue                                       2,245           2,001
Income taxes payable                                   3,171           3,304
                                                   ---------       ---------
  Total current liabilities                           14,948          16,146

SHAREHOLDERS' EQUITY

Common stock                                          29,610          29,045
Retained earnings                                     64,256          63,480
                                                   ---------       ---------
  Total shareholders' equity                          93,866          92,525
                                                   ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $  108,814      $  108,671